Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Narragansett Insured
Tax-Free Income Fund (the 'Fund') was held on September 8,
2006. The holders of shares representing 79% of the total
2007. net asset value of the shares entitled to vote were 2008. present in person or by proxy. At the meeting, the 2009. following matters were voted upon and approved by 2010. the shareholders (the resulting votes for each matter
2011. are presented below).

1. To elect Trustees.

Dollar Amount of  Votes:

		Trustee				For			Withheld

		David A. Duffy		$95,767,236			$787,270
		Diana P. Herrmann		$95,855,216			$699,291
		Timothy J. Leach		$95,722,864			$831,642
		Willliam J. Nightingale	$95,722,864			$831,642
		James R. Ramsey		$95,722,864			$831,642
		J. William Weeks		$95,767,236			$787,270
		Laureen L. White		$95,914,759			$639,748

2. To act on the selection of Tait, Weller & Baker LLP as the Fund's independent registered public accounting firm.

Dollar Amount of  Votes:

		For				Against		Abstain

		$96,000,068			$91,183		$46,325,562